Exhibit 3.20

OPERATING AGREEMENT

OF

BI, L.L.C.

LIMITED LIABILITY COMPANY

Operating Agreement

of

BI, L.L.C.

This Limited Liability Company Operating Agreement (this “Agreement”) of BI, L.L.C. is entered into and shall be effective as of March 1, 1997, by and between Blount, Inc., a Delaware corporation (“Blount”), and BI Holdings Corp., a Delaware corporation (“BIH”) (collectively, the “Members”), for purposes of forming a limited liability company under the Delaware Limited Liability Company Act.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the following meanings:

1.1                                 Act - The Delaware Limited Liability Company Act and all amendments thereto.

1.2                                 Additional Member - A Member who acquires a Membership Interest from the Company pursuant to Section 11.2 hereof.

1.3                                 Adjusted Capital Account Deficit - With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) Add to such Capital Account (a) any amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interest; and (b) the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5); and

(ii) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

1.4                                 Affiliate - A Person that, directly or indirectly, through one or more intermediaries, has voting control of, or has its voting controlled by, or is under common control with, the Person specified.

1.5                                 Agreement - As defined in the Preamble.

1.6                                 Capital Account - The Capital Account maintained for each Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be added (a) such Member’s Capital Contributions and (b) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article IX hereof or other provisions of this Agreement.

(ii)  From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering the distributed Company Property that such Member is considered to assume or take subject to under Code Section 752) and (b) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article IX hereof. With respect to distributions of Company Property, Capital Accounts shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been previously reflected in Capital Accounts) would be allocated, pursuant to Article IX hereof, to the Members if there were a taxable disposition of such property for its fair market value (taking Code Section 770l(g) into account) on the date of distribution.

(iii)  The Managing Member in its discretion and in accordance with the Code and Regulations, may increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company Property on the Company’s books and records.  Any such adjustments shall be made in accordance with Regulations Section l.704-l(b)(2)(iv)(g).

(iv)  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article IX hereof upon the Dissolution of the Company. The Managing Member shall also make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-l(b) and 1.704-2.

1.7                                 Capital Contribution - The total amount of money or the Gross Asset Value of property (net of liabilities encumbering the contributed property that the Company is considered to assume or take subject to Code Section 752) contributed to the capital of the Company by a Member.

1.8                                 Cash Available for Distribution - All Company cash receipts (but excluding any proceeds from a Dissolution), after deducting payments for operating cash expenses, debt service, capital expenditures and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

1.9                                 Certificate - The Certificates of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Secretary of State of the State of Delaware.

1.10                           Code - The Internal Revenue Code of 1986, as amended from time to time. State of Delaware.

1.11                           Company Minimum Gain - An amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then, aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Company Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with Code Section 704 and the Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member’s share of Company Minimum Gain at the end of any Taxable Year equals: the sum of nonrecourse deductions allocated to that Member (and to that Member’s predecessors in interest) up to that time and the distributions made to that Member (and to that Member’s predecessors in interest) up to that time of proceeds of a Nonrecourse Liability allocable to an increase in Company Minimum Gain minus the sum of that Member’s (and that Member’s predecessors’ in interest) aggregate share of the net decreases in Company Minimum Gain plus their aggregate share of decreases resulting from revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

1.12                           Company Nonrecourse Liability - A Company liability to the extent that no Member or Related Person bears the economic risk of loss (as defined in Regulations Section 1.752-2) with respect to the liability.

1.13                           Company Property - All direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property, including cash.

1.14                           Depreciation - For each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

1.15                           Disproportionate Allocations - As defined in Section 9.2(ii) hereof.

1.16                           Dissociation - The death, bankruptcy, withdrawal, resignation or dissolution of a Member or any other event that results in dissociation under the Act.

1.17                           Dissolution - The dissolution and winding up of the Company pursuant to Article XII hereof.

1.18                           Gross Asset Value - With respect to any asset, the asset’s adjusted basis for federal income tax purposes; provided, however, that if any property contributed to the Company has an adjusted basis to the contributing Member different from the fair market value of said property to the Company, then the depreciation, depletion, gain or loss with respect to such contributed property shall, as provided in Code Section 704(c) and the Regulations promulgated thereunder, be allocated among the Members so as to take into account the variation between the adjusted basis of such contributed property and its fair market value at the time of contribution. If the fair market value of any Company Property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its fair market value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 1.19 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, or other items or distributions pursuant to any provision of this Agreement.

1.19                           Indemnitee - As defined in Section 6.4 hereof.

1.20                           Majority in Interest of the Members - Members having a majority of the Percentage Interests.

1.21                           Managing Member - Blount, Inc., in its capacity as a member of the Company under the Act, and its permitted successors and assigns.

1.22                           Member - A person who owns a Membership Interest, including a Substitute Member, who has been duly admitted as a member of the Company.  Initially, the Members shall be the Persons listed in the Preamble. All Members shall be set forth on Exhibit A attached hereto.

1.23                           Member Minimum Gain - An amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Code Section 704 and Regulations issued thereunder, as the same may be issued and interpreted from time to time.

1.24                           Member Nonrecourse Liability - Any Company Liability to the extent the liability is nonrecourse under state law, and on which a Member or Related Person bears the economic risk of loss under Regulations Section 1.752-2.

1.25                           Membership Interest - The entire ownership interest of a Member in the Company at any particular time.

1.26                           “Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction (including nonrecourse deductions as defined in Regulations Sections l.704-2(b)(l) and 1.704-2(c)) required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 1.27 shall be added to such taxable income or loss;

(ii) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 1.27, shall be subtracted from such taxable income or loss;

(iii) Gain or loss resulting from any disposition of Company Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(iv) To the extent an adjustment to the adjusted tax basis of any asset included in Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(v) If the Gross Asset Value of any Company asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(vi) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.15 hereof; and

(vii) Notwithstanding any other provision of this Section 1.27, any items that are specially allocated pursuant to Section 9.3 hereof shall not be taken into account in computing Net Profits or Net Losses.

1.27                           Nonrecourse Liabilities - Nonrecourse Liabilities include Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

1.28                           Notice - Any notice shall be in writing. Notice to the Company shall be considered given when mailed by first class mail postage prepaid or transmitted via telecopier to the Company at the address as set forth in Section 2.6 hereof. Notice as to a Member shall be considered given when transmitted via telecopier addressed to the Member at the address as set forth on Exhibit A attached hereto, unless the Member has given the Company a Notice of a different address. Additional Notice requirements for annual and special meetings of the Members are contained in Article VI.

1.29                           Offsettable Decrease - Any allocation that unexpectedly causes or increases a deficit in the Member’s Capital Account as of the end of the taxable year to which the allocation relates attributable to depletion allowances under Regulations Section l.704(b)(2)(iv)(k), allocations of loss and deductions under Code Sections 704(e)(2) or 706 or under Regulations Section 1.751-1, or distributions that, as of the end of the year are reasonably expected to be made to the extent they exceed the offsetting increases to such Member’s Capital Account that reasonably are expected to occur during or (prior to) the taxable years in which such distributions are expected to be made (other than increases pursuant to a Member Minimum Gain chargeback).

1.30                           Percentage Interest - With respect to each Member, the percentage set forth opposite such Member’s name on Exhibit A attached hereto as it may be amended or supplemented from time to time.

1.31                           Permitted Additional Capital Contribution - Capital Contribution made by a Member pursuant to Section 8.2(ii).

1.32                           Person - An individual, trust, estate, partnership, limited liability company, incorporated or unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

1.33                           Regulations - The final and temporary regulations of the Department of the Treasury under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

1.34                           Related Person - A person having a relationship to a Member that is described in Regulations Section 1.752-4(b).

1.35                           Reserves - With respect to any fiscal year or other period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Managing Member for working capital, to pay taxes, insurance, debt service and other costs or expenses incident to the ownership of the Company Property and the conduct of business by the Company as contemplated hereunder.

1.36                           Substitute Member - An Assignee who has been admitted to all of the rights of membership pursuant to the Agreement.

1.37                           Taxable Year - The taxable year of the Company as determined pursuant to Code Section 706.

1.38                           Taxing Jurisdiction - Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

1.39                           Transfer - A sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing whether voluntarily or by operation of law.

ARTICLE II

FORMATION

2.1                                 Organization - The Members hereby organize the Company pursuant to the provisions of the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein or in the Articles.

2.2                                 Agreement - For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing the Agreement hereby agree to the terms and conditions of the Agreement, as it may from time to time be amended according to its terms. It is the express intention of the Members that the Agreement and the Articles shall be the sole source of agreement of the parties.

2.3                                 Name - The name of the Company is BI, L.L.C. and all business of the Company, to the extent permitted by applicable law, shall be conducted under that name or, to the extent permitted by applicable law, under any other name.

2.4                                 Certificate - The Members shall execute and file the Certificate, and at the Company’s expense, pay appropriate filing fees to the Secretary of State of the State of Delaware as required by the Act. With the approval of a Managing Member, any Member may execute and file reasonable amendments to the Certificate from time to time in a form prescribed by the Act.

2.5                                 Term - The Company shall commence on the date that the Certificate is filed with the Secretary of State of the State of Delaware, and shall continue until December 31, 2020 unless earlier terminated pursuant to this Agreement.

2.6                                 Principal Office - The Principal Office of the Company shall be located at 4520 Executive Park Drive, Montgomery, Alabama 36116 or such other location as determined by the Managing Member.

ARTICLE III

NATURE OF BUSINESS

The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business, including but not limited to the formation of and participation in other legal entities. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III and the Articles.

ARTICLE IV

ACCOUNTING AND RECORDS

4.1                                 Records to be Maintained - The Company shall maintain the following records at the Principal Office:

(i) A current and a past list, setting forth the full name and last known mailing address of each Member;

(ii) A copy of the Articles together with executed copies of any powers of attorney pursuant to which any Articles have been executed;

(iii) Copies of the Company’s federal, state and local income tax returns and reports, if any, for at least the six most recent years;

(iv) Copies of this Agreement, and all amendments thereto; and

(v) Copies of any financial statements of the Company for the three most recent years, including income statements, balance sheets and statements of changes in cash position.

4.2                                 Members Access to Records - The Company’s records are subject to inspection and copying at the reasonable request and expense of any Member during ordinary business hours.

4.3                                 Capital Accounts - The Company shall establish and maintain a Capital Account for each Member in accordance with the terms of this Agreement.

ARTICLE V

NAMES AND ADDRESSES OF MEMBERS

The names and addresses of the Members are as reflected on Exhibit A attached hereto and by this reference made a part hereof as if set forth fully herein.

ARTICLE VI

RIGHTS AND DUTIES OF MEMBERS

6.1                               Management Rights - All Members shall be entitled to vote on any matter submitted to a vote of the Members.

6.2                               Meetings of the Members

(i) Annual Meeting.  An annual meeting of the Members may be held on the first Monday in the month of May each year, beginning with the year 1997 at 10:00 o’clock a.m.,

C.S.T. for the purpose of transacting such business as may come before the meeting for the coming year. If a meeting shall not be held on the day designated herein for the annual meeting of the Members, or at any adjournment thereof, the Members may transact any business at a special meeting of the Members or take such action without a meeting as provided herein.

(ii) Special Meetings.  Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by the Act, may be called by the Managing Member.

(iii) Notice of Meeting.  Written Notice of meetings stating the place, day and hour of the meeting and, in case of a special meeting, the purposes for which the meeting is called shall be delivered not less than ten (10) days before the date of the meeting, either personally, by mail, or telecopier, by or at the direction of the Members calling such meeting, to each Member of record entitled to vote at such meeting. If mailed, such Notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his/her address as it appears on the books of the Company, with postage thereon prepaid. When alt the Members of the Company are present at any meeting, or if those not present sign in writing a waiver of Notice of such meeting, or subsequently ratify all the proceedings thereof, the transactions of such meeting are as valid as if a meeting were formally called and Notice had been given.

(iv) Proxies.  At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his/her duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after three (3) months from date of execution, unless otherwise provided in the proxy.

(v) Action Without a Meeting.  Any action which is required to be or may be taken at a meeting of the Members may be taken without a meeting if consents in writing are signed by all the Members. Such consents may be executed by facsimile.

6.3                                 Liability of Members - Except as otherwise provided by the Act or this Agreement, no Member shall be liable for the debts, liabilities, contracts or other obligations of the Company, nor shall any Member be required to lend any funds to the Company. Except as provided by law, no Members shall be liable to the Company or to its creditors, claimants or other Members for any cash or property. The aggregate liability of a Member is limited to its Capital Contributions and nothing elsewhere set forth in this Agreement or in any other document or arising from any other transaction whatsoever between or among any or all of the Members or the Company, shall remove, diminish or affect such limitation.

6.4                                 Indemnification and Liability of the Members.

(i) The Company shall indemnify and hold harmless each Member (individually, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company.

(ii) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.4 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(iii) The indemnification provided by this Section 6.4 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(iv) Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company.  No Member shall be subject to personal liability by reason of these indemnification provisions.

(v) No Indemnitee shall be denied indemnification in whole or in part under this Section 6.4 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(vi) The provisions of this Section 6.4 are for the benefit of the Indemnities and shall not be deemed to create any rights for the benefit of any other person or entity.

(vii) No Member shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission of such Member if (a) such Member acted (or failed to act) in good faith and in a manner that it believed to be in, or not opposed to, the interests of the Company and (b) the conduct of such Member did not constitute gross negligence, willful misconduct or breach of its fiduciary duty to the Company or its Members.

6.5                                 Representations and Warranties - Each Member hereby represents and warrants to the Company and each other Member that: (a) if such Member is an organization, that it is duly organized, validly existing, and in good standing under the laws of its state of organization and that it has full organizational power to execute and agree to the Agreement to perform its obligations hereunder; (b) the Member is acquiring its Membership Interest for the Member’s own account as an investment and without an intent to distribute the Interest; and (c) the Member acknowledges that the Membership Interest has not been registered under the Securities Act of 1933 or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.

6.6                                 Conflicts of Interest

(i)                                     A Member may enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. It being expressly understood that the Members may enter into transactions that are similar to the transactions into which the Company may enter without having or incurring any obligation to offer any interest in such activities to the Company or any Member.

(ii)                                  A Member will not violate any fiduciary duty to the Company merely because the Member’s conduct furthers the Member’s own interest. A Member may lend money to and transact other business with the Company. The rights and obligations of a Member who lends money to or transacts business with the Company are fair and no less favorable as those of a Person who is not a Member, subject to other applicable law.

ARTICLE VII

ADMINISTRATION

7.1                                 Management - Subject to Section 7.2 and the other rights expressly granted to Members under provisions of this Agreement, the management and control of the Company shall be vested in the Managing Member. The Managing Member shall be a managing member in its capacity as a member of the Company under Section 18-401 of the Act.  The Managing Member shall at all times be a Member of the Company as provided in the Act. The Managing Member shall have full and complete charge of all the affairs and business of the Company, in all respects and in all matters, including, without limitation, the responsibility, authority and power, on behalf of the Company, at Company expense and without the approval of any other Member, to:

(i)                                     pay, collect, compromise, arbitrate or otherwise adjust any and all claims or demands of or against the Company, in such amounts and upon such terms and conditions as the Managing Member shall reasonably determine;

(ii)                                  from time to time, employ, engage, hire or otherwise secure the services of such persons, firms or corporations, including any of the parties hereto or any persons, firms or corporations related thereto or affiliated therewith, as the Managing Member may reasonably deem advisable for the proper execution of its duties as Managing Member hereunder, such employment to be for such reasonable compensation and upon such reasonable terms and conditions as the Managing Member shall determine;

(iii)                               prepare, execute, file, record, publish and deliver any and all agreements, contracts, instruments, documents or statements necessary or convenient to effectuate any and all actions that the Managing Member is authorized to take on behalf of the Company;

(iv)                              borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge or other lien on any Company assets; and refinance, recast, increase, modify or extend any mortgage or other indebtedness relating to the Company;

(v)                                 deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any person who has provided or may in the future provide services to, lend money to, sell property to, or purchase property from the Members or any affiliate of the Members;

(vi)                              establish and maintain Reserves for such purposes and in such amounts as it deems appropriate from time to time; and

(vii)                           engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware.

Except as expressly provided in this Agreement or required by law, the Members shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business.

7.2                                 Restrictions on Authority of the Managing Member - The Managing Member shall not without the prior consent of all the Members:

(i)                                     Do any act in contravention of this Agreement;

(ii)                                  Do any act which would make it impossible to carry on the business of the Company;

(iii)                               sell, exchange, assign, transfer, or otherwise dispose of, or enter into any agreement to sell, exchange, assign, transfer or otherwise dispose of, or grant any options with respect to or rights in, or offer for sale, advertise for sale, solicit offers or otherwise procure or attempt to procure, directly or indirectly, purchasers, assigns or transferees for all or substantially all of the Company Property, except for a liquidating sale of Property in connection with the dissolution of the Company;

(iv)                              Change, merge or reorganize the Company into any other legal form; or

(v)                                 Cause the Company to engage in any business not authorized by the terms of this Agreement or extend the scope of the business of the Company by implication or otherwise; and

7.3                                 General Director - The Managing Member shall appoint or replace by a resolution of the Company a chief executive officer of the company (the “General Director”). The General Director shall have the authority to sign contracts and instruments necessary or proper to be executed in the course of the Company’s regular business, including the formation of subsidiaries of the Company, and powers of attorney. The General Director may be removed at any time by the Managing Member.

7.4                                 Reimbursement of Members - Each Member shall be reimbursed by the Company for all reasonable expenses incurred on behalf of the Company.

ARTICLE VIII

CONTRIBUTIONS AND CAPITAL ACCOUNTS

8.1                                 Initial Capital Contributions of Members. The Members shall initially make the Capital Contributions to the Company set forth opposite their names on Exhibit A attached hereto.

8.2                               Additional Capital Contributions by Members.

(i)                                     If the Managing Member determines, at any time and from time to time, that the Company requires additional capital for its business and operations, the Managing Member, in its sole and absolute discretion, may deliver a notice (an “Additional Capital Requirement Notice”) to the Members specifying the additional amount of capital so determined to be required from each Member (such contribution shall be in proportion to each Member’s Percentage Interest). Within ten (10) days of receipt of an Additional Capital Requirement Notice, a Member shall make such additional Capital Contribution.

(ii)                                  If any Member is unable or unwilling to contribute the amount specified in the Additional Capital Requirement Notice pursuant to Section 8.2(i), the other Members, in proportion to their Percentage Interests, may make additional Capital Contributions in an amount equal to the noncontributing Member’s obligations under the Additional Capital Requirement Notice (“Permitted Additional Capital Contributions”).

(iii)                               The contribution of Additional Capital Contributions pursuant to the Additional Capital Requirement Notice by one or more Members but not by all Members shall be reflected in a recalculation of the Percentage Interests of the Members. Exhibit A hereto shall be amended to reflect the proportion that each Member’s Capital Contributions bear to the total of all Members’ Capital Contributions.

(iv)                              In the event that a Member (or Members in proportion to their Percentage Interests) makes a Permitted Additional Capital Contribution, such Member shall have the right to buy the Membership Interest of the noncontributing Member. The price for the noncontributing Member’s Membership Interest shall be 100% of the balance of the noncontributing Member’s Capital Account at the time of the issuance of the Additional Capital Requirement Notice.

8.3                                 Sale or Exchange of Interest - In the event of a sale or exchange of some or all of a Member’s Membership Interest, the Capital Account of such Member shall become the capital account of the Assignee, to the extent it relates to the portion of the Membership Interest transferred.

8.4                                 Loans - Upon the receipt of a loan from a Member, the Company shall execute a promissory note in a form acceptable to the Managing Member. No loan by any Member to the Company shall increase the Capital Account of the lending Member. The amount of such loan shall be a debt due from the Company to such lending Member. Any debt due from the Company to the lending Member shall be repaid on such terms and condition as the Managing Member and the lending Member shall agree. Interest shall be paid on such loan at a market rate as determined by the Managing Members and stated on the promissory note.

ARTICLE IX

DISTRIBUTIONS AND ALLOCATIONS

9.1                                 Order of Distributions. Except as provided in Article XII hereof, Cash Available for Distribution shall be distributed to the Members as determined by the Managing Member in accordance with their Percentage Interests.

9.2                                 Allocation of Net Profits and Net Losses.

(i) Subject to Section 9.3 hereof, Net Profits for any fiscal year shall be allocated to the respective Capital Accounts of the Members as follows:

(a)                                  to any Member to the extent of any Disproportionate Allocations; and

(b)                                 the balance to each Member, in proportion to Percentage Interests.

(ii) Subject to Section 9.3 hereof, Net Losses for any fiscal year shall be allocated to the respective Capital Accounts of the Members in proportion to Percentage Interests; provided, however, that if the allocation of Net Losses to a Member would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence otherwise be allocated to such Member shall be allocated to the other Members in accordance with this Section 9.2(ii) (“Disproportionate Allocations”).

9.3                                 Special Allocations - Notwithstanding the foregoing provisions of this Article IX:

(i) Tax items with respect to Company Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Managing Member. If the Gross Asset Value of any Company asset is adjusted pursuant to Section 1.19 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Any elections or other decisions relating to the allocations in this Section shall be made by the Managing Member in a manner that reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

(ii) If there is a net decrease in Company Minimum Gain for a Taxable Year, each Member must be allocated items of income and gain for that Taxable Year equal to that Member’s share of the net decrease in Company Minimum Gain. A Member’s share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year.  A Member’s share of any decrease in Company Minimum Gain resulting from a revaluation of Company Property equals the increase in the Member’s Capital Account attributable to the revaluation to the extent tile reduction in minimum gain is caused by the revaluation. This Section 9.3(ii) is intended to comply with Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(iii) If during a Taxable Year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (as determined under Regulations Section 1.704-2(i)(5)) as of the beginning of that Taxable Year must be allocated items for income, and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member’s share of the net decrease in the Company Minimum Gain. A Member’s share of the net decrease in Member Minimum Gain is determined in a manner consistent with the provisions of paragraph (g)(2) of Regulations Section 1.704-2. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Members Minimum Gain and Member Minimum Gain chargeback to the extent provided under the Regulations Section 1.704-2(i)(4).

(iv) In the event any Member unexpectedly receives an Offsettable Decrease, such Member will be allocated items of income and gain to all such Members in proportion to the amounts of their respective Adjusted Capital Account Deficits in an amount and manner sufficient to offset such Offsettable Decrease as quickly a possible. It is intended that this Section 9.3(iv) qualify and be construed as a “qualified income offset” within the meanings of Regulations Section 1.704-l(b)(2)(ii)(d).

(v) The allocations set forth in Sections 9.3(ii), (iii) and (iv) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-l(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Managing Member is hereby authorized to allocate Net Profits, Net Losses and other items of income, gains, loss and deductions to the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided between the Members. In general, the Members anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated between the Members if the Regulatory Allocations had not occurred. However, the Managing Member shall have discretion to accomplish this result in any reasonable manner.

(vi) For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Regulations thereunder.

ARTICLE X

TAXES

10.1                           Withholding. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any allocation, payment or distribution by the Company to the Members shall be treated as amounts allocated, paid or distributed, respectively, to the Members pursuant to this Article X hereof for all purposes under this Agreement.

10.2                           Elections - The Managing Member may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

10.3                           Taxing Jurisdictions - The Managing Member may, where permitted by any Taxing Jurisdiction, file a combined or consolidated tax return and pay the tax liability of some or all of the Members on such income to the Taxing Jurisdiction, in which case the Company shall inform the Members of the amount of such tax liability and penalties so paid.

10.4                           Tax Matters Partner - Blount, Inc. shall be designated as the “Tax Matters Partner” of the Company pursuant to Code Section 6231(a)(7). The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Code Section 6223. The Tax Matters Partner may not take any action contemplated by Code Sections 6222 through 6232 without the consent as required by the Code.

10.5                           Accounting and Fiscal Year - Subject to Code Section 448, the books of the Company shall be maintained on an accrual method of accounting for tax and financial reporting purposes. The fiscal year of the Company shall end on December 31 of each year, or on such other date permitted by the Code as the Managing Member shall determine.

10.6                           Accountants - The Managing Member shall select or replace an accounting firm to prepare certified financial statements of the Company on an annual basis.

ARTICLE XI

ADMISSIONS, TRANSFERS AND WITHDRAWALS

11.1                           Admission of Substitute Members - A Member may make a Transfer of a Membership Interest upon compliance with the following conditions; (i) the Managing Member shall have consented thereto, which consent may be granted or withheld in its sole discretion; provided, however, that a Member may transfer a Membership Interest to another Member without the consent of the other Members, and (ii) the transferor and transferee shall deliver to the Company the information and agreements that may reasonably be required, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction.

11.2                           Additional Members - The Managing Member is authorized to admit one or more additional Members to the Company from time to time, on terms and conditions and for such Capital Contributions as may be established by the Managing Member in its sole and absolute discretion. The Capital Contribution, net of liabilities assumed or taken subject to by the Company, need not be equal for each percentage point of the Members’ Percentage Interests.  No action or consent by the Members shall be required in connection with the admission of any additional Member. Upon the admission of any additional Member, the Managing Member may amend Exhibit A to reflect such admission.

11.3                           Right of First Refusal - If a Member receives a bona fide arms-length, irrevocable, written offer satisfactory to the selling Member (including a contribution to the capital of an entity) offering to purchase a Membership Interest, and the selling Member is willing to accept such offer, the selling Member shall first give written notice to the other Members setting forth the identity of the proposed transferee, the amount and terms of the offer and the selling Member’s willingness to accept such offer, together with true and correct copies of the offer and all other documents pertaining thereto. The other Members may, by written notice given within thirty (30) days after receipt of the notice, exercise their right to purchase the selling Member’s Membership Interest on the same terms (including the cash equivalent of a payment in property) contained in the notice.

11.4                           Right to Purchase Interest - In the event that BIH and Blount will no longer be Affiliates, Blount may purchase the Membership Interest of BIH within 30 days after Blount and BIH cease to be Affiliates. The purchase price for BIH’s Membership Interest shall be the Capital Account balance of BIH on the day BIH ceases to be an Affiliate of Blount.

11.5                           Transfers Not in Compliance with this Article Void. Any attempted disposition of a Membership Interest, or any part thereof, not in compliance with this Article XI is null and void ab initio.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1                           Dissolution - The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events (which, unless the Members agree to continue the business, shall constitute a Dissolution):

(i) The expiration of the Term, unless the business of the Company is continued with the consent of a Majority in Interest of the Members;

(ii) The unanimous written consent of all of the Members;

(iii) The Dissociation of the sole Managing Member, unless the business of the Company is continued with the consent of the all of the remaining Members within 90 days after such Dissociation; and

(iv) The sale or other disposition of all or substantially all of the assets of the Company.

12.2                           Effect of Dissolution - Upon Dissolution, the Company shall file a notice of winding up with the Secretary of State of the State of Delaware and shall commence the winding up of the Company business.

12.3                           Distribution of Assets on Dissolution - Upon the winding up of the Company, the Company Property shall be distributed:

(i) To creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of Company liabilities; and

(ii) To Members in accordance with positive Capital Account balances taking into account all Capital Account adjustments for the Company’s Taxable Year in which the liquidation occurs. Such distributions shall be in cash or Property (which need not be distributed proportionately) or partly in both, as determined by the Managing Member.

12.4                           Allocations On Dissolution. Any Net Profit, Net Loss or other item of income, gain, loss or deduction realized by the Company upon the sale of the Company Property or transfer in kind shall be deemed recognized and allocated to the Members in the manner set forth in Article IX hereof.

12.5                           No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against any Member. No Member shall be obligated to restore to the Company any negative balance that may exist or continue in such Member’s Capital Account.

12.6                           Winding Up and Articles of Termination - The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, Articles of Termination shall be delivered to the Secretary of State of the State of Delaware for filing. The Articles of Termination shall set forth the information required by the Act.

ARTICLE XIII

AMENDMENT

This Agreement may be amended or modified from time to time only by a written instrument signed by all the Members.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1                           Entire Agreement; Binding Provisions; Severability - This Agreement and the Articles represent the entire agreement among all the Members and between the Members and the Company. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto. Each provision of this Agreement shall be considered separable, and, if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation or effect of those portions of this Agreement that are valid.

14.2                           Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

14.3                           Attorneys’ Fees. In the event that any action or proceeding be filed by any Member or by the Company as against the Company or any other Member to enforce any of the covenants or conditions hereof, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys’ fees to be fixed by the court wherein said judgment be entered.

14.4                           Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.5                           Rights or Creditors and Third Parties under this Agreement - This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent provided by application statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

14.6                           Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

IN WITNESS WHEREOF, we have hereunto set our hands on the date first set forth above.

BLOUNT, INC., a Delaware corporation

By:	/s/ John M. Panettiere
Print name:	John M. Panettiere
Its:	President and CEO

BI HOLDINGS CORP., a Delaware corporation

By:	/s/ Harold E. Layman
Print name:	HAROLD E. LAYMAN
Its:	V.P. & Director

STATE OF Alabama	)
) SS
COUNTY OF Montgomery)

BEFORE ME, the undersigned authority, on this day personally appeared John H. Panettiere known to me to be the person whose name is subscribed to the foregoing instrument its President and CEO, of Blount, Inc. and acknowledged to me that he or she executed the same for the purposes and consideration therein expressed in the capacity therein slated and as the act and deed of the corporation. GIVEN under my hand and seal of office this 25th day of March, 1997

/s/ Patsy A. Lolley	My Commission Expires May 3, 2000
Notary Public

STATE OF Alabama	)
) SS
COUNTY OF Montgomery)

BEFORE ME, the undersigned authority, on this day personally appeared Harold E. Layman known to me to be the person whose name is subscribed to the foregoing instrument as V.P. and Director, of BI Holdings Corp., and acknowledged to me that he or she executed the same for the purposes and consideration therein expressed in the capacity therein stated and as the act and deed of the corporation. GIVEN under my hand and Seal of Office this 25th day of March, 1997.

/s/ Patsy A. Lolley
Notary Public	My Commission Expires May 3, 2000

S-1

The State of Alabama

Montgomery County

I, Walker Hobbie, Jr., Judge of Probate Court, a Court of record of Montgomery County in said State, do hereby certify that PATSY A. LOLLEY, Esq., whose Signature is affixed to the Certificate on the paper hereto annexed, was at the date thereof one of the Notaries Public, within and for said County, duly commissioned, and acting under the authority of this State; and that full faith and credit is, and ought to be given to his acts and attestations done in that capacity; we have examined his hand writing and believe his Signature to said Certificate is genuine; and that said PATSY A. LOLLEY was duly authorized to take such acknowledgment.

[SEAL]	In Testimony Whereof I have hereunto set my hand and affixed the Seal of the said Probate Court, this 26th day of MARCH in the year of our Lord 1997
/s/ Walker Hobbie, Jr.

STATE OF ALABAMA

[SEAL]

OFFICE OF THE SECRETARY OF STATE

APOSTILLE

(Convention de La Haye du 5 octobre 1961)

1. Country:	United States of America
This public document
2. has been signed by	Walker Hobbie, Jr.

3. acting in the capacity of	Judge of Probate

4. bears the seal/stamp of	Walker Hobbie, Jr., Judge of Probate
State of Alabama

CERTIFIED

5. at	Montgomery, Alabama
6. the	26th Day of March, 1997
7. by	Secretary of State, State of Alabama	8. No. 97-379

9. Seal/Stamp:

[SEAL]		10. Signature:

/s/ Jim Bennett
		Jim Bennett	Secretary of State

Exhibit A

Member		Contribution	Percentage Interest

Blount, Inc.		1%	1%
4520 Executive Park Drive
Montgomery, Alabama 36116
Telephone (334) 244-4000
Fax:	(334) 271-8177
Attn:	John M. Panettiere

BI Holdings Corp.		99%	99%
4520 Executive Park Drive
Montgomery, Alabama 36116
Telephone (334) 244-4000
Fax:	(334) 271-8140
Attn:	Harold E. Layman

A-1

CONSENT AND AMENDMENT NO. 1 TO
OPERATING AGREEMENT OF BI, L.L.C.

THIS CONSENT AND AMENDMENT NO. 1 TO OPERATING AGREEMENT OF BI, L.L.C. (this “Amendment”) is made and entered into as of December 17, 1999, by and among Blount, Inc., a Delaware corporation (“Blount”), and 4520 Corp. Inc. (“4520 Corp.”).

WITNESSETH:

WHEREAS, Blount and BI Holdings Corp., a Delaware corporation, (“BIH”), entered into an Operating Agreement of BI, L.L.C. dated as of March 1, 1997 (as may be amended from time to time, the “Agreement”) for the purpose of forming BI, L.L.C. (the “Company”), a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Act”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, BIH wishes to transfer its Membership Interest in the Company to 4520 Corp., and 4520 Corp. wishes to become a Substitute Member of the Company.

WHEREAS, the parties hereto desire to amend and modify terms of the Agreement to provide for 4520 Corp. to be added as a Substitute Member.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Consent to Transfer

Pursuant to Clause (i) of Section 11.1 of the Agreement, Blount, as Managing Member, hereby consents to the transfer of BIH’s Membership Interest to 4520 Corp. Blount hereby acknowledges the receipt of the information and agreements required to approve such transfer pursuant to clause (ii) of Section 11.1.

2.                                      Amendments to the Agreement

2.1.                              Section 1.22 is amended and restated to read as follows:

1.22                           Member – A persons who owns a Membership Interest, including a Substitute Member, who has been duly admitted as a member of the Company. Notwithstanding the Preamble of this Agreement, the Members of the Company shall be Blount, Inc., a Delaware corporation, and 4520 Corp., Inc., a Delaware corporation. All Members shall be set forth on Exhibit A attached hereto, as it may be amended from time to time.

2.2.                              All references to “BIH” in the Agreement shall be deleted and the words “4520 Corp.” shall be inserted in place thereof.

2.3.                              Exhibit A to the Agreement is hereby replaced with the Exhibit A (dated as of the date hereof) attached hereto.

2.4.                              All other provisions of the Agreement which are not modified by the terms of this Amendment or other amendments thereto shall remain unmodified and in full force and effect.

3.                                      Miscellaneous

3.1.                              Entire Agreement. This Amendment constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings by the parties pertaining to the subject matter hereof.

3.2.                              Governing Law. This Amendment and the rights of each of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any governing principles of conflicts of law to the contrary.

3.3.                              Construction. This Amendment shall be construed as if all parties prepared this Amendment.

3.4.                              Captions - Pronouns. Any titles or captions contained in this Amendment are for convenience only and shall not be deemed part of the text of this Amendment. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

3.5.                              Binding Effect. This Amendment shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving a Membership Interest, subject to the terms of the Agreement restricting Transfers.

3.6.                              Severability. In the event that any provision of this Amendment as applied to any party or to any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Amendment, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Amendment or Agreement as a whole.

3.7.                            Counterparts. This Amendment may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BLOUNT, INC.

By:	/s/ Harold E. Layman
	Name:	Harold E. Layman
	Title:	Executive Vice President

4520 CORP., INC.

By:		/s/ L. Daniel Morris
Name:		L. Daniel Morris Jr.
Title:		Vice President

S-1

Exhibit A (December 17, 1999)

Member		Percentage Interest

Blount, Inc.		1%
4520 Executive Park Drive
Montgomery, Alabama 36116
Telephone: (334) 244-4000
Fax:	(334) 271-8177
Attn:	John M. Panettiere

4520 Corp., Inc.		99%
4520 Executive Park Drive
Montgomery, Alabama 36116
Telephone: (334) 244-4000
Fax:	(334) 271-8140
Attn:	Harold E. Layman

A-1

ASSIGNMENT AND ASSUMPTION

OF LIMITED LIABILITY COMPANY INTEREST

(BI, L.L.C.)

ASSIGNMENT

FOR VALUE RECEIVED, the sufficiency and receipt of which are hereby acknowledged, BI Holdings Corp. (“Assignor”), a Delaware corporation, does hereby convey, transfer, sell, assign and grant to 4520 Corp., Inc. (“Assignee”), a Delaware corporation, and Assignee’s successors and assigns all of Assignor’s right, title and interest in and to a ninety-nine percent (99%) membership interest in BI, L.L.C. (the “Company”), a Delaware limited liability company (such ninety-nine percent (99%) interest in the Company is hereinafter referred to as the “Assigned Interest”) formed pursuant to that certain Operating Agreement of BI, L.L.C. Limited Liability Company dated as of March 1, 1997, between Blount, Inc., a Delaware corporation, and Assignor (as amended, restated, supplemented and otherwise modified from time to time and together with all ancillary documents described therein are collectively referred to as the “Agreements,” and each an “Agreement”).

This Assignment and Assumption of Limited Liability Company Interest shall be binding upon and shall inure to the legal benefit of Assignor and its successors and assigns.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor has executed this Assignment and Assumption this 17th day of December, 1999.

Assignor:

BI HOLDINGS, CORP.,
a Delaware corporation

By:	/s/ Harold E. Layman

Its:	Vice President

ASSUMPTION

Assignee hereby accepts the foregoing Assignment and Assumption of Limited Liability Company Interest and does hereby assume, as of the date hereof, all obligations of Assignor under the Agreements in connection with and only to the extent of the Assigned Interest, subject to the terms of the Agreements.

This Assignment and Assumption of Limited Liability Company Interest shall be binding upon and shall inure to the legal benefit of Assignee and its successors and assigns, in each case subject to the terms of the respective Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignee has executed this Assignment and Assumption this 17th day of December, 1999.

Assignee:

4520 CORP., INC.
a Delaware Corporation

By:	/s/ L. Daniel Morris Jr.
Its:	Vice President